EXHIBIT 10(a)

THE SHERWIN-WILLIAMS COMPANY 2005
DIRECTOR DEFERRED FEE PLAN
(Amended and Restated Effective as of March 1, 2023)

1.PURPOSE. The purpose of The Sherwin-Williams Company 2005 Director Deferred Fee Plan (the “Plan”) is to provide non-employee Directors of the Company with the opportunity to defer taxation of all or a portion of such Director’s Fees that would otherwise be payable to them.

Notwithstanding anything to the contrary contained herein, amounts deferred under this Plan on or before March 1, 2023 shall be governed by the terms of this Plan effective at the time of deferral, provided that, all amounts that were deferred and vested under this Plan prior to January 1, 2005 and any additional amounts that are not subject to Section 409A of the Code shall, to the extent necessary to preserve applicable grandfathering treatment, continue to be subject solely to the terms of the separate Plan in effect on October 3, 2004.

2.DEFINITIONS. The following terms when used herein with initial capital letters shall have the following respective meanings unless the text clearly indicates otherwise:
(a)Allocation Date. “Allocation Date” means the applicable date on which amounts are allocated for the benefit of a Participant. The applicable Allocation Dates shall include (i) the first Friday after the first business day of each calendar quarter with respect to Deferred Compensation which otherwise would have been paid to the Participant in the preceding quarter (each an “Initial Allocation Date”), (ii) the first business day following the date of payment of any dividends or other distribution (each a “Dividend Allocation Date”), and (iii) the first business day of the calendar quarter in which a Participant is entitled to a distribution in accordance with Section 7(c) below (each a “Liquidation Allocation Date”).
(b)Board. “Board” means the Board of Directors of the Company.
(c)Code. “Code” means the Internal Revenue Code of 1986, as amended.
(d)Committee. “Committee” means the Compensation and Management Development Committee of the Board, or a sub-committee of that Committee.
(e)Common Stock. “Common Stock” means the common stock of the Company or any security into which such Common Stock may be changed by reason of: (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.
(f)Common Stock Unit Account. “Common Stock Unit Account” means the bookkeeping subaccount established and maintained under this Plan and which is credited with units equivalent to shares of Common Stock that are paid in shares of Common Stock in accordance with Section 5(b), and which is maintained solely to calculate amounts payable to each Participant under this Plan and shall not constitute a separate fund of assets.
(g)Company. “Company” means The Sherwin-Williams Company, an Ohio corporation or its successor(s) in interest.
(h)Deferred Cash Account. “Deferred Cash Account” means the bookkeeping subaccount established and maintained under this Plan and which is valued in accordance with Section 5(a), and which is maintained solely to calculate amounts payable to each Participant under this Plan and shall not constitute a separate fund of assets.
(i)Deferred Compensation. “Deferred Compensation” means the amount of the Fees of the Participant deferred pursuant to this Plan.
(j)Director. “Director” means a member of the Board.
(k)Eligible Director. “Eligible Director” means a Director who is not an employee of the Company or a Subsidiary.
(l)Fair Market Value. “Fair Market Value” of Common Stock means, (i) with respect to the Common Stock Unit Account, the weighted average price per share that a third-party provider on behalf of the Plan purchases Common Stock on an applicable Allocation Date and (ii) with respect to the Shadow Stock Unit Account, the closing price per share of the Company’s Common Stock on the New York Stock Exchange or any successor exchange on which the Company’s Common Stock is traded on an applicable Allocation Date.
(m)Fees. “Fees” means the cash compensation payable to Directors including retainers and meeting fees.
(n)Participant. “Participant” means an Eligible Director who has elected to participate in this Plan pursuant to Sections 3 and 4.
(o)Plan. “Plan” means this plan set forth in this instrument, and known as “The Sherwin-Williams Company 2005 Director Deferred Fee Plan”, amended and restated effective as of January 1, 2019.
(p)Plan Year. “Plan Year” means a calendar year.
(q)Shadow Stock Unit. “Shadow Stock Unit” means a unit of interest equivalent to a share of Common Stock that is paid in cash.
(r)Shadow Stock Unit Account. “Shadow Stock Unit Account” means the bookkeeping subaccount established and maintained under this Plan and credited with units equivalent to shares of Common Stock payable in cash in accordance with Section 5(c), and which is maintained solely to calculate amounts payable to each Participant under this Plan and shall not constitute a separate fund of assets.
(s)Subsidiary. “Subsidiary” means a corporation, company or other entity (i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
(t)Trust. “Trust” means one or more trust funds established for the purpose of (i) providing a source from which to pay benefits under this Plan and (ii) purchasing and holding assets, including shares of Common Stock. Any such trust funds shall be subject to the claims of the Company's creditors in the event of the Company's insolvency, though such trust funds may not necessarily hold sufficient assets to satisfy all of the benefits to be provided under this Plan. Notwithstanding any other provision of this Plan, Participants and Participant beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan.
(u)Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship arising from (i) the illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has incurred an Unforeseeable Emergency shall be made by the Committee, in its sole discretion, in accordance with Section 409A of the Code and treasury regulations thereunder.
3.ELIGIBILITY. An Eligible Director shall become a Participant upon completion of an Election (as defined in Section 4) or as otherwise provided in Section 4.
4.ELECTION PROCEDURE. An Eligible Director wishing to participate in this Plan must file a written notice on the Notice of Election form electing to defer payment for a Plan Year of all or a portion of his or her Fees as a Director (“Election”). Any such Election must be filed prior to the first day of the Plan Year in which the Director’s annual service period begins and shall be effective only with respect to Fees earned after the end of the Plan Year in which the Election is filed. If, however, the Election is with respect to the first year a Director is eligible to participate in this Plan, the Committee may permit a Director to make the Election within thirty (30) days after the date on which the Director is first eligible; provided, however, any such Election will only apply with respect to Fees earned after the effective date of the Election. Any such Election will continue in effect until the Director modifies or terminates such Election effective as of the beginning of a subsequent Plan Year. An effective Election may be terminated or modified for any subsequent Plan Year by filing either a new Notice of Election form to effect modifications, or a Notice of Termination form to effect terminations, on or before the December 31st immediately preceding the Plan Year for which such modification or termination is to become effective. An Election shall not be effective until receipt of the fully and properly completed Notice of Election form by the Secretary of the Company. A fully and properly completed Notice of Election form must indicate: (i) the percentage of Fees to be deferred; (ii) manner of payment upon distribution; (iii) payment commencement date; and (iv) deemed investment election. Once effective for a Plan Year, an Election is irrevocable and may not be changed for that Plan Year. No subsequent election may change the manner of payment, the payment commencement date or the deemed investment of the Fees previously deferred. An Election shall apply to Fees payable with respect to each subsequent Plan Year, unless terminated or modified as described herein. A person for whom an effective Election is terminated may thereafter file a new Notice of Election form, in the manner described above, for future Plan Years for which he or she is eligible to participate in this Plan.
5.INVESTMENT ACCOUNTS. The amount of a Participant’s Deferred Compensation pursuant to an Election shall be deemed credited to the investment options specified in this Section 5 in the manner elected by the Participant. A Participant’s election as to the investment options in which his or her Deferred Compensation for a Plan Year shall be deemed to be invested shall be irrevocable by the Participant with respect to Deferred Compensation and deemed earnings thereon, and Deferred Compensation and deemed earnings thereon cannot be transferred between investment accounts. A Participant may elect to credit no less than twenty-five percent (25%) of his or her Deferred Compensation for a Plan Year (the “Minimum Election”) to any particular investment option. Any amounts in excess of the Minimum Election shall be made in five percent (5%) increments. If a Participant fails to direct the investment of any Deferred Compensation, all such Deferred Compensation will be credited to the Participant’s Deferred Cash Account. A Participant may elect to have his or her Deferred Compensation deemed to be invested in one or more of the following investment accounts:
(a)Deferred Cash Account. Each Participant’s Deferred Cash Account shall accrue interest computed using the Fidelity Investments Money Market Government Portfolio - Institutional Class. The interest shall be computed on the actual balance in each Participant’s Deferred Cash Account during the previous calendar quarter.
(b)Common Stock Unit Account. The Participant’s Common Stock Unit Account shall be credited with units equivalent to shares of Common Stock equal to the number of full and fractional shares (to the nearest thousandths) which could have been purchased with the portion of Deferred Compensation a Participant has elected to allocate to the Common Stock Unit Account on each Initial Allocation Date based on the Fair Market Value of such Common Stock on such Allocation Date. There will be credited to each Participant’s Common Stock Unit Account amounts equal to the cash dividends, and other distributions, paid on shares of issued and outstanding Common Stock represented by the Participant’s Common Stock Unit Account which the Participant would have received had he or she been a record owner of shares of Common Stock equal to the amount of Common Stock based upon the units equivalent to the Common Stock credited to his or her Common Stock Unit Account at the time of payment of such cash dividends or other distributions. The Participant’s Common Stock Unit Account shall be credited with a quantity of units equivalent to shares of Common Stock and fractions thereof (to the nearest thousandths) that could have been purchased with the dividends or other distributions based on the Fair Market Value of Common Stock on each Dividend Allocation Date. A Participant shall have no voting or any other rights as a shareholder of the Company with respect any Common Stock in the Trust. A Participant’s future right to receive shares of Common Stock under this Plan shall be no greater than the right of any unsecured general creditor of the Company. Upon, but not prior to, distribution of the Common Stock Unit Accounts in the form of shares of Common Stock to a Participant (in accordance with Section 7 hereof), a Participant shall have all of the rights of a shareholder of the Company.
(c)Shadow Stock Unit Account. The Participant’s Shadow Stock Unit Account shall be credited with a quantity of Shadow Stock Units and fractions thereof (to the nearest thousandths) equal to the value of Common Stock that could have been purchased with the portion of the Deferred Compensation credited to the Shadow Stock

Unit Account on each Initial Allocation Date based on the Fair Market Value of Common Stock on such Allocation Date. There will be credited to each Participant’s Shadow Stock Unit Account amounts equal to the cash dividends, and other distributions, paid on shares of issued and outstanding Common Stock represented by the Participant’s Shadow Stock Unit Account which the Participant would have received had he or she been a record owner of a number of shares of Common Stock equal to the amount of Shadow Stock Units in his or her Shadow Stock Unit Account at the time of payment of such cash dividends or other distributions. The Participant’s Shadow Stock Unit Account shall be credited with a quantity of Shadow Stock Units and fractions thereof (to the nearest thousandths) that could have been purchased if the Shadow Stock Units had been shares of Common Stock (and fractions thereof) with the dividends or other distributions based on the Fair Market Value of Common Stock on each Dividend Allocation Date.
6.DEPOSITS TO THE TRUST. The Company shall be responsible for the payment of benefits provided under the Plan. At its discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all of the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.
7.PAYMENT OF DEFERRED COMPENSATION.
(a)Amount of Payment. The benefit that a Participant will receive from the Company in accordance with this Plan shall be, calculated pursuant to this Article 7: (i) payment equal to the number of full shares of Common Stock based upon the units equivalent to the shares of Common Stock credited to the Participant’s Common Stock Unit Account; and (ii) cash equal to the sum of (I) the cash amount credited to the Participant’s Deferred Cash Account; (II) the cash value of the fractional shares (to the nearest thousandths) of Common Stock credited to the Participant’s Common Stock Unit Account on the date specified in Section 7(b); and (III) the cash value of the Shadow Stock Units and fractions thereof (to the nearest thousandths) credited to the Participant’s Shadow Stock Unit Account on the date specified in Section 7(b). Notwithstanding the preceding sentence to the contrary, in the event of a Change of Control or termination and liquidation of this Plan as provided in Sections 9 and 13, respectively, the value of a Participant’s Deferred Cash Account, Shadow Stock Unit Account and Common Stock Unit Account shall be determined by the Company immediately following such an event. If a particular date referenced in this Section 7 falls on a weekend or holiday, the date will be replaced with the first business day following that date.
(b)Manner of Payment. A Participant’s Deferred Compensation, as adjusted for deemed earnings or losses thereon, will be paid by the Company to him or her or, in the event of his or her death, to the Participant’s beneficiary in a lump sum, unless the Participant makes a timely election in accordance with Section 4, to have the benefits paid in substantially equal annual cash installments over a period not exceeding ten (10) years. Benefits shall be calculated as follows: (i) to the extent that benefits are payable in the form of a lump sum, the value of a Participant’s Deferred Cash Account, fractional share equivalents of Common Stock in the Common Stock Unit Account and the Shadow Stock Unit Account (as each is determined on the Liquidation Allocation Date); and (ii) to the extent that benefits are payable in the form of annual installments pursuant to this

Section 7(b), annual payments will be made commencing on the payment commencement date determined pursuant to Section 7(c) and shall continue on each anniversary thereof until the number of annual installments specified in the Participant’s timely election has been paid. The amount of each such installment payment shall be determined by dividing the sum of the balances of the Participant’s Deferred Cash Account and Shadow Stock Unit Account, determined on the last business day of the calendar quarter preceding the installment payment date, by the number of installment payments, without regard to anticipated earnings. Notwithstanding the foregoing, a Participant’s Deferred Compensation invested in the Common Stock Unit Account shall only be distributed to the Participant in shares of Common Stock, in a lump sum, on the first payment date described in Section 7(c) below. Amounts credited to a Participant’s Deferred Cash Account held pending distribution pursuant to this Section 7(b) shall continue to be credited with interest in accordance with the provisions of Section 5(a) above.
(c)Payment Commencement Date. Payments of Deferred Compensation and earnings thereon shall commence on or within two business days after the first business day of the first calendar quarter beginning after the earlier of the date the Participant elected to receive payment in accordance with Section 4 or the date the Participant ceases to be a Director. Notwithstanding a Participant’s manner of payment election hereunder, if a Participant ceases to be a Director as a result of the Participant’s death, the Company shall pay to the Participant’s beneficiary or beneficiaries a lump sum on the first business day of the first calendar quarter beginning after the Participant’s death.
(d)Unforeseeable Emergency. In the event a Participant has elected to receive distribution from this Plan in the form of installment payments, the Committee may, nonetheless, upon request of the Participant, in its sole discretion, accelerate payment of all or any portion of the Participant’s remaining account under this Plan, if the Committee determines that the Participant has experienced an Unforeseeable Emergency. The amount of any such accelerated payment shall be limited to the amount necessary to alleviate the Unforeseeable Emergency.
8.BENEFICIARIES. A Participant may, by executing and delivering to the Secretary of the Company prior to the Participant’s death a Beneficiary Election form, designate a beneficiary or beneficiaries to whom distribution of his or her interest under this Plan shall be made in the event of his or her death prior to the full receipt of his or her interest under this Plan, and he or she may designate the portions to be distributed to each such designated beneficiary if there is more than one. Any such designation may be revoked or changed by the Participant at any time and from time to time by filing, prior to the Participant’s death, with the Secretary of the Company an executed Beneficiary Election form. If there is no such designated beneficiary living upon the death of the Participant, or if all such designated beneficiaries die prior to the full distribution of the Participant’s interest, then any remaining unpaid amounts shall be paid to the estate of the Participant or Participant’s beneficiaries.
9.CHANGE OF CONTROL. In the event of a Change of Control, the amounts to which Participants are entitled under this Plan shall be immediately distributed in a lump sum cash payment to Participants within ninety (90) days following the date of such Change of Control. For purposes of this Plan, a Change of Control shall be deemed to occur on the date of any of the following events:

(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock (as defined below) of the Company; provided, however, that:
(i) the following acquisitions will not constitute a Change of Control: (1) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Directors (as defined below), (2) any acquisition of Voting Stock by the Company or any Subsidiary, (3) any acquisition of Voting Stock by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (4) any acquisition of Voting Stock by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 9(c) below;
(ii) if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock as a result of a transaction described in clause (1) of Section 9(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change of Control;
(iii) a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and
(iv) if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock, then no Change of Control shall have occurred as a result of such Person’s acquisition; or
(b)a majority of the Board ceases to be comprised of Incumbent Directors; or
(c)the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
(d)the consummation of the liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 9(c); or
(e)For purposes of this Section 9, the terms (i) “Incumbent Directors” shall mean, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new Director (other than a Director initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies by or on behalf of such Director, including any Director nominated or elected to the Board pursuant to any proxy access procedures included in the Company’s organizational documents) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved and (B) “Voting Stock” shall mean the voting securities of the Company which have the right to vote on the election of members of the Board.
10.NON-ASSIGNABILITY. Neither a Participant nor any beneficiary designated by him shall have any right to, directly or indirectly, alienate, assign or encumber any amount that is or may be payable hereunder.
11.ADMINISTRATION OF PLAN. Full discretionary power and authority to construe, interpret and administer this Plan shall be vested in the Committee. The Committee shall have the power and authority to allocate among themselves and to delegate any responsibility or power reserved to it hereunder to any person or persons or any committee of the Board, as it may, in its sole discretion, deem appropriate. Pursuant to this Section 11, the Senior Vice President - Human Resources of the Company shall be delegated authority by the Committee to conduct administrative functions with respect to this Plan and make changes to this Plan as he deems appropriate, provided that such changes do not impact the investment options and any amounts payable or benefits granted under this Plan without first obtaining the approval of the Committee. Decisions of the Committee or its designee shall be final, conclusive and binding upon all persons affected thereby.
12.GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Ohio (without giving effect to the conflict of law provisions thereof).
13.AMENDMENT/TERMINATION.
(a)Amendment and Termination in General. The Committee may amend, suspend or terminate this Plan at any time; provided that no such amendment, suspension or termination shall adversely affect the amounts in any then-existing account. Further, no amendment, suspension or termination of this Plan may result in the acceleration of payment of any benefits to any Participant, beneficiary or other person, except as may be permitted under Section 409A of the Code.
(b)Payment of Benefits Following Termination. In the event that this Plan is terminated, a Participant’s benefits shall be distributed to the Participant or beneficiary on the dates on which the Participant or beneficiary would otherwise receive benefits hereunder without regard to the termination of this Plan. Notwithstanding the preceding sentence, the Committee may terminate this Plan and accelerate the payment of Participants’ benefits to the extent permitted under Section 409A of the Code and the treasury regulations promulgated thereunder.
14.SECTION 409A OF THE CODE.
(a)It is intended that this Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or beneficiaries. This Plan shall be construed, administered and governed in a manner that effects such intent. In furtherance of that intent, to the extent necessary to comply with Section 409A of the Code: (i) a Participant will be deemed to cease to be a Director on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code); and (ii) notwithstanding any other provision of this Plan to the contrary other than Sections 14(b)(i) and 14(b)(ii), in the event that a Participant is a “specified employee” (within the meaning of Section 409A of the Code), any payment that would otherwise be made or commence as a result of such separation from service shall be paid or commence on the first business day which is no less than six (6) months after the Participant’s separation from service. Notwithstanding any provision of the Plan to the contrary, in no event shall the Board (or any member or committee thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law.
(b)Discretionary Acceleration or Delay of Payments. To the extent permitted by Section 409A of the Code and the treasury regulations promulgated thereunder, the Committee may, in its sole discretion, accelerate or delay the time or schedule of a payment under this Plan.